EXHIBIT 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 10, 2004, is between American Management Systems, Incorporated, a Delaware corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), a New Jersey limited liability company, as rights agent (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 31, 1998 (the “Rights Agreement”); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Amendment of Section 1.

     Section 1 of the Rights Agreement is amended by adding thereto subsections (gg) and (hh) which shall read as follows:

“(gg) ‘Agreement and Plan of Merger’ shall mean the Agreement and Plan of Merger, dated as of March 10, 2004, by and among CGI Group Inc., a Québec corporation (the “Parent”), CGI Virginia Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), and the Company, as the same may be amended from time to time.”

“(hh) ‘Stockholders Agreements’ shall mean the Stockholder Tender and Voting Agreements, dated as of March 10, 2004, among Parent, Merger Sub and each of the stockholders party thereto.”

     2. Amendment of Section 7.

     Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word “or” immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof: “or (iv) immediately prior to the acceptance for payment of, and payment for, the Shares pursuant to the Offer (as such terms are defined in the Agreement and Plan of Merger).”

     3. Addition of New Section 35.

                      The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35. Exception For Agreement and Plan of Merger. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, a Flip-In Event, nor a Stock Acquisition Date shall be deemed to have occurred, none of the Parent or the Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Agreement and Plan of Merger or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the approval, execution or delivery of the Stockholders Agreements or any amendments thereof approved in advance by the Board of Directors of the Company, or (c) the commencement or, prior to termination of the Agreement and Plan of Merger, the consummation of any of the transactions contemplated by the Agreement and Plan of Merger or the Stockholders Agreement in accordance with their respective provisions, including, without limitation, the making of the Offer, the acceptance of payment for shares of stock by the Merger Sub pursuant to the Offer and the Merger (as defined in the Agreement and Plan of Merger).”

     4. Effectiveness.

     This Amendment shall be deemed effective as of the date first written above as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     5. Miscellaneous.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:

By /s/ David R. Fontaine

     Name: David R. Fontaine
     Title: Executive Vice
     President, General Counsel and Secretary

ATTEST:

By /s/ Linda Fuhrer

Name: Linda Fuhrer
Title: Client Service Manager

AMERICAN MANAGEMENT
SYSTEMS, INCORPORATED

By /s/ Alfred T. Mockett

Name: Alfred T. Mockett
Title: Chairman and Chief Executive Officer

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By /s/ Cynthia Pacolay

Name: Cynthia Pacolay
Title: Client Services Manager

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